EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2019

Contact: Crystal Rios (801) 566-1200	April 25, 2019

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2019, Utah Medical Products, Inc. (Nasdaq: UTMD) attained results consistent with achieving its financial goals for year 2019 despite a negative comparison with 1Q 2018 results.

Summary of results.

The following is a summary comparison of 1Q 2019 with 1Q 2018 income statement measures:

Revenues (Sales):	( 1%)
Gross Profit (GP):	( 2%)
Operating Income (OI):	(17%)
Net Income (NI):	(23%)
Earnings Per Share (EPS):	(23%)

Financial results in 1Q 2019 were hampered on the top line by a stronger USD, on the operating income line by new intangible asset amortization expense, and on the bottom line by a higher consolidated income tax provision rate than in 1Q 2018. Profit margins in 1Q 2019 compared to 1Q 2018 follow:

	1Q 2019 (JAN – MAR)	1Q 2018 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	63.1%	63.6%
Operating Income Margin (operating income/ sales):	38.2%	45.7%
EBT Margin (profits before income taxes/ sales):	38.5%	46.0%
Net Income Margin (profit after taxes/ sales):	29.2%	37.6%

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Because 30% of consolidated sales and 39% of consolidated operating expenses are in foreign currencies, the change in foreign currency exchange (FX) rates for sales and expenses outside the U.S. (OUS) had an impact on period-to-period relative financial results. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1Q 2019 and 1Q 2018 follow:

	1Q 2019	1Q 2018	Change
GBP	1.304	1.391	(6.3%)
EUR	1.134	1.226	(7.5%)
AUD	0.713	0.786	(9.4%)
CAD	0.753	0.791	(4.8%)

The weighted average negative impact on all foreign currency sales was 7.2%, reducing reported USD sales by $237 relative to the same foreign currency sales in 1Q 2018.  In constant currency terms, i.e. using the same FX rates as in 1Q 2018, total consolidated 1Q 2019 sales were up $83 (+1%).

Other significant revenue changes in 1Q 2019 compared to 1Q 2018 had to do with the change in distribution of the Filshie Clip System in the U.S., which is described later in this report, a 54% increase in U.S. OEM sales and a pause in U.S. neonatal device exports due to regulatory re-registrations by UTMD’s distributors in Brazil and China.

UTMD’s 1Q 2019 Gross Profit Margin did not benefit from the mid-quarter acquisition of distribution rights of its Filshie Clip System (Filshie) in the U.S. from CooperSurgical Inc (CSI), because UTMD  sold remaining CSI Filshie inventory which it had acquired at the same price CSI had paid Femcare for it.  In other words, GP resulting from CSI’s price minus the cost of manufacturing had been realized in prior periods. About half of the lower GPM was due to an unfavorable quarter for expenses under UTMD’s Health Care Plan for its U.S. employees, under which UTMD self-insures.  The remaining small reduction in GPM was due to tariffs and higher raw material costs including tariffs promulgated by Trump economic policies. The productivity of UTMD’s direct labor and manufacturing overhead expenses, despite recent cost of living increases, were consistent with the prior year.

UTMD’s Operating Income Margin (OIM) was substantially reduced by a $737 expense from amortization of the $21,000 purchase price that UTMD paid CSI to acquire the remaining 4.75 years’ exclusive U.S. Filshie distribution rights.  The purchase price of CSI’s remaining exclusive distribution rights was recognized as an identifiable intangible asset (IIA).  Because the IIA amortization is on a straight-line basis over 4.75 years, and the improved GP expected from the acquisition will ramp up after the CSI inventory has been consumed, management believes that the negative comparison of UTMD’s OIM relative to prior periods was at its maximum in 1Q 2019. IIA amortization expense in total, including that remaining from the 2011 Femcare acquisition, which comprise a significant portion of General & Administrative (G&A) operating expenses, was 11.7% of consolidated sales.  In other words, UTMD’s OIM excluding IIA expense was about 50% in 1Q 2019.

A comparison of 1Q period-to-period Income Before Tax (EBT) was consistent with the OI comparison as 1Q 2019 non-operating income (NOI) was $36 compared to $37 NOI in 1Q 2018. UTMD’s Net Income Margin (NIM) in 1Q 2019 was substantially lower than in 1Q 2018 not only because of the impact of new IIA amortization expense, but also due to a combined income tax provision rate in 1Q 2019 that was 24.1% compared to only 18.3% of EBT in 1Q 2018. The reasons for the higher provision rate were three: 1) a redistribution mix of subsidiary EBT, 2) a higher U.S. income tax provision rate, as a result of the GILTI tax slipped into the U.S. Tax Cuts and Jobs Act (TCJA), enacted in December 2017, and 3) substantial tax deductions in 1Q 2018 that did not recur in 1Q 2019 for Ireland and the UK as a result of native currency translation losses in ending USD cash balances. USD translation losses or gains in Ireland and the UK do not affect UTMD’s consolidated income statement except in accrued taxes.

UTMD’s March 31, 2019 Balance Sheet, in the absence of debt, remained strong.  Ending Cash and Investments were $32.7 million on March 31, 2019 compared to $51.1 million on December 31, 2018, after investing $23.1 million acquiring CSI’s Filshie distribution rights and remaining inventory, and paying $1.0 million in cash dividends to stockholders, during 1Q 2019. Stockholders’ Equity was up $3.2 million in the three month period from December 31, 2018.  FX rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2019 and the end of 1Q 2018 follow:

	3-31-19	3-31-18	Change
GBP	1.303	1.402	(7.1%)
EUR	1.229	1.232	(0.2%)
AUD	0.710	0.769	(7.6%)
CAD	0.749	0.775	(3.5%)

Sales.

Total consolidated 1Q 2019 UTMD sales were $154 (1.4%) lower than in 1Q 2018. Constant currency sales were $83 (+0.8%) higher. U.S. domestic sales were 10% higher and outside the U.S. (OUS) sales were 12% lower. Because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.

Domestic sales in 1Q 2019 were $5,794 compared to $5,254 in 1Q 2018.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie sales,  2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and  3) “Filshie sales”, which in 1Q 2018 were by UTMD’s UK subsidiary, Femcare Ltd (Femcare), to CSI for distribution in the U.S., and in 1Q 2019 were by UTMD direct to U.S. clinical users after February 1.  Direct sales, representing 60% of total domestic sales, were $260 (+8%) higher in 1Q 2019 than in 1Q 2018.  OEM sales, representing 24% of total domestic sales, were $484 (+54%) higher. However, Filshie sales were $204 (18%) lower in 1Q 2019 compared to 1Q 2018.  Filshie sales by Femcare to CSI in 1Q 2018 represented over 4 months’ worth of 2018 Filshie sales at a “wholesale” distributor price, whereas Filshie sales by UTMD in 1Q 2019 represented less than six weeks of demand at a “retail” end-user price due to a start-up conversion of customers to UTMD and CSI dumping of inventory in January.  UTMD expects this comparison will flip in the other direction for the remaining three quarters in 2019, with total 2019 domestic Filshie sales more than double 2018 domestic Filshie sales.

OUS sales in 1Q 2019 were $4,938 compared to $5,633 in 1Q 2018. OUS sales invoiced in GBP, EUR, AUD and CAD currencies were $237 lower as a result of changes in FX rates.  In other words, 34% of the lower OUS sales was due to a stronger USD. The foreign currency OUS sales in 1Q 2019 were $3,206, which was 65% of all OUS sales and 30% of total consolidated sales.  Foreign currency OUS sales in 1Q 2018 were $3,614, which was 64% of all OUS sales and 33% of total consolidated sales.  U.S. export sales in USD of neonatal devices (not affected by FX rates) were $418 lower in 1Q 2019 compared to 1Q 2018 as a result of a pause in orders from UTMD’s distributors in China and Brazil while obtaining regulatory device re-registrations.

Gross Profit (GP).

GP results from subtracting the costs of manufacturing and shipping products to customers. UTMD’s GP was $149 (2.2%) lower in 1Q 2019 than in 1Q 2018, consistent with the decrease in revenues. UTMD did not get a GPM benefit from the mid-quarter beginning of Filshie sales direct to U.S. end-users because of selling remaining CSI inventory which it acquired at the same price CSI had previously paid Femcare. GP resulting from CSI’s price minus the Femcare cost of manufacturing had been realized in prior periods. In other words, UTMD’s GP from U.S. Filshie sales in 1Q 2019 was limited to the CSI distributor margin. In addition, Femcare Ltd (UK subsidiary) did not make a GP contribution in 1Q 2019 from sales of Filshie devices to CSI which it had made in 1Q 2018. Because UTMD estimates that the remaining CSI inventory may not be depleted until the end of 3Q 2019, it does not expect a significant improvement in GPM until 4Q 2019. In addition, about half of the half percentage point lower GPM in 1Q 2019 was due to an unfavorable experience in U.S. employee medical costs, for which UTMD self-insures. Otherwise, the Company maintained the productivity of its direct labor and manufacturing overhead costs consistent with the prior 1Q 2018 period.

Operating Income (OI).

OI results from subtracting Operating Expenses (OE) from GP. OE, comprised of G&A expenses, S&M expenses and product development (R&D) expenses, were $2,671 in 1Q 2019 (24.9% of sales) compared to $1,952 in 1Q 2018 (17.9% of sales). Ignoring the new CSI (USD) IIA amortization expense which was not present in 2018, 1Q 2019 OE expenses were $1,935 (18.0% of sales).  A stronger USD in this instance helped OI performance by reducing OUS OE in USD terms by $75, reducing IIA amortization expense by $35 and all other OUS OE by $40.

Consolidated G&A expenses were $2,140 (19.9% of sales) in 1Q 2019 compared to $1,429 (13.1% of sales) in 1Q 2018. The G&A expenses in 1Q 2019 included $520 (4.8% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $555 (5.1% of sales) in 1Q 2018.  The lower USD amortization expense was the result of the stronger USD, as the Femcare amortization expense in GBP was £399 in both periods. In addition, 1Q 2019 G&A expenses included a new $737 (6.9% of sales) IIA amortization expense resulting from the purchase of the CSI remaining U.S. exclusive Filshie distribution rights.  Excluding the non-cash IIA amortization expenses, G&A expenses were $883 (8.2% of sales) in 1Q 2019 compared to $874 (8.0% of sales) in 1Q 2018.  The change in FX rates reduced 1Q 2019 OUS G&A expenses excluding IIA amortization expense by $31. The higher 1Q 2019 constant currency G&A expenses were due to TGA regulatory expenses in Australia.

S&M expenses were $417 (3.9% of sales) in 1Q 2019 compared to $409 (3.8% of sales) in 1Q 2018.  The change in FX rates reduced 1Q 2019 OUS S&M expenses by $9. The higher constant currency 1Q 2019 S&M expenses were due to incremental marketing expenses associated with beginning to market Filshie directly in the U.S.

R&D expenses in 1Q 2019 were $115 (1.1% of sales) compared to $113 (1.0% of sales) in 1Q 2018. Since almost all R&D is being carried out in the U.S., there was negligible FX impact.

In summary, OI in 1Q 2019 was $4,102 (38.2% of sales) compared to $4,971 (45.7% of sales) in 1Q 2018.  The new $737 IIA amortization accounted for 85% of the lower OI. The remaining decline was the result of a half percent lower GPM on slightly lower sales.

Income Before Tax.

Income before income taxes (EBT) results from subtracting net non‑operating expense (NOE) or adding NOI from or to, as applicable, OI.  Consolidated 1Q 2019 EBT was $4,137 (38.5% of sales) compared to $5,008 (46.0% of sales) in 1Q 2018.  The $871 (17.4%) lower 1Q 2019 EBT compared to 1Q 2018 was consistent with the lower OI.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 1Q 2019 was $36 compared to $37 NOI in 1Q 2018.

The EBT of Utah Medical Products, Inc. in the U.S. was $2,628 in 1Q 2019 compared to $2,252 in 1Q 2018. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 814 in 1Q 2019 compared to EUR 797 in 1Q 2018. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP 585 in 1Q 2019 compared to GBP 1,063 in 1Q 2018. The 1Q 2019 EBT of Utah Medical Products Canada, Inc. (dba Femcare Canada) was CAD 355 in 1Q 2019 compared to CAD 471 in 1Q 2018.  The lower Femcare Group EBT was primarily the result of no UK shipments of Filshie devices to CSI in 1Q 2019, compared to $1,129 in 1Q 2018 shipments. The lower Femcare Canada EBT was due to lower sales activity.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2019 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) were $5,665 compared to $5,810 in 1Q 2018. Management believes that the 1Q 2019 operating performance provides a start that is consistent with achieving its financial objectives for the year 2019, as previously provided in its 2018 SEC 10-K Report.

Net Income (NI).

NI in 1Q 2019 of $3,139 was 23.3% lower than the NI of $4,092 in 1Q 2018. UTMD’s NIM, NI divided by consolidated sales, was 29.2% in 1Q 2019 and 37.6% in 1Q 2018. The average consolidated income tax provisions (as a % of EBT) in 1Q 2019 and 1Q 2018 were 24.1% and 18.3%, respectively. The income tax provision for 1Q 2019 was higher by $241 than it would have been with the 1Q 2018 rate. The higher provision resulted from

1)	An ongoing GILTI tax on foreign earnings was (speciously) included by Congress in the December 2017 TCJA, which purportedly levied a one-time repatriation tax on cumulative foreign earnings that would be followed by no more income taxes on foreign subsidiary earnings. Ironically, because the state of Utah does not allow foreign tax credits, the Utah State GILTI tax is so large that its deduction from federal taxable income completely negates what GILTI tax the U.S. Treasury receives, i.e. the entire benefit of the GILTI tax enactment accrues to the State of Utah, not the Federal government. Because all of the provisions of the TCJA were not understood at the time, there was no GILTI tax accrual by UTMD in 1Q 2018. The GILTI tax accrual in 1Q 2019 was $45.

2)	In 1Q 2018, lower valued USD cash balances in the UK and Ireland, when expressed in their native currencies, caused a tax deduction in those sovereignties which did not recur in 1Q 2019 because of the stronger USD. The tax provision combined difference due to USD currency balance translation was about $128.

3)	The remaining $68 tax difference resulted from a shift of U.S. Filshie-related EBT from the UK to the U.S. taxed at a 6.95% higher tax rate. UK Filshie sales to the U.S. were $691 lower in 1Q 2019 compared to 1Q 2018 because of the CSI inventory, and Filshie sales by UTMD in the U.S. were $925 higher in 1Q 2019 compared to 1Q 2018.

Looking forward, after the consumption of the CSI inventory, the U.S. Filshie-related EBT in the UK will be restored, and Filshie-related EBT in the U.S. is expected to be more than twice as high as in 1Q 2019.  The end result is expected to be a weighted average income tax provision rate continuing to be closer to the 24% in 1Q 2019 than the 18% in 1Q 2018.

Earnings per share (EPS).

EPS in 1Q 2019 were 23.1% lower than in 1Q 2018, consistent with the change in NI because diluted shares used to calculate EPS were only slightly lower.  Diluted shares were 3,738,373 in 1Q 2019 compared to 3,747,780 in 1Q 2018.  The lower diluted shares in 1Q 2019 were the combined result of 15,000 shares repurchased in 4Q 2018, employee option exercises, a new option award in December 2018 and a lower dilution factor for unexercised options due to a lower share price.

Outstanding shares at the end of 1Q 2019 were 3,722,700 compared to 3,719,700 at the end of calendar year 2018. The difference was due to employee option exercises during 1Q 2019. Outstanding shares were 3,727,600 at the end of 1Q 2018. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at March 31, 2019 was 57,350 at an average exercise price of $57.90, including shares awarded but not yet vested.  This compares to 61,020 unexercised option shares at the end of 2018 at an average exercise price of $56.78/ share, including shares awarded but not vested.

The number of shares added as a dilution factor in 1Q 2019 was 16,330 compared to 22,840 in 1Q 2018. In December 2018, 22,400 option shares were awarded to 45 employees at an exercise price of $74.64 per share. No other options were awarded in 2018, and no options were awarded in 1Q 2019.

UTMD paid $1,027 ($0.275/share) in dividends to stockholders in 1Q 2019 compared to $1,005 ($0.270/ share) paid in 1Q 2018. Dividends paid to stockholders during 1Q 2019 were 33% of NI.

Near the end of December 2018, UTMD repurchased 15,000 of its shares in the open market at $80.35/ share. During the rest of 2018 and during 1Q 2019, UTMD did not repurchase shares. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 1Q 2019 was $88.25, up 6% from the $83.08 closing price at the end of 2018.  The closing share price at the end of 1Q 2018 was $98.85.

Balance Sheet.

At March 31, 2019 compared to three months earlier at the end of 2018, UTMD cash and investments declined $18.4 million to $32.7 million as a result of $21.0 million use of cash to purchase the remaining 4.75 years’ exclusive U.S Filshie Clip System distribution rights from CSI, and $1.0 million cash payment of a dividend to stockholders. At March 31, 2019, net Intangible Assets increased to 46.4% of total consolidated assets from 28.6% on December 31, 2018 because the CSI $21.0 million purchase price was recorded as an identifiable intangible asset. Primarily as a result of the 1Q 2019 receipt of CSI’s $2.1 million Filshie inventory, for which payment was made in April, March 31, 2019 inventories increased $2.2 million and accounts payable (A/P) increased $1.9 million from the end of 2018. Because of the reduction in cash and the fact that the increase in A/P was a larger portion of total current liabilities than the increase in inventories was of current assets, UTMD’s 11.6 current ratio at December 31, 2018 declined to 6.5 at March 31, 2019. Consolidated Accounts Receivable (net of allowances) increased $1.0 million at March 31, 2019 compared to December 31, 2018, essentially all in the U.S., because, with the help of domestic direct Filshie sales, 1Q 2019 U.S. trade sales were $1.2 million higher than in 4Q 2018. In addition, the aging of trade receivables was 5 days longer than at the end of 2018. The $2.1 million inventory purchase from CSI reduced average inventory turns from 2.8 in 4Q 2018 to 2.4 in 1Q 2019.

In February 2016, the FASB issued ASC Update No. 2016-02, Leases (Topic 842). The purpose of Update No. 2016-02 is to increase the transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet, including those previously classified as operating leases under current U.S. GAAP, and disclosing key information about leasing arrangements.

UTMD adopted the new standard on January 1, 2019, resulting in a $405 addition to the balance sheet of right of use assets and corresponding lease liabilities. The right of use (leased) assets consist of a portion of UTMD’s parking lot at the Midvale facility and an automobile at the Company’s Ireland facility. Under the new standard, companies may elect to present prior periods under the previous guidance and UTMD has chosen this option.

UTMD’s remaining $2.5 million Repatriation Tax Liability resulting from the TCJA remained the same on March 31, 2019 as on December 31, 2018 because UTMD had paid more than required in the first year as a result of over-estimating the tax in early 2018. Stockholders’ Equity increased $3.2 million despite reduction from the 1.0 million payment of a stockholder dividend.

Financial ratios as of March 31, 2019 which may be of interest to stockholders follow:

1)	Current Ratio = 6.5

2)	Days in Trade Receivables (based on 1Q 2019 sales activity) = 41

3)	Average Inventory Turns (based on 1Q 2019 CGS) = 2.4

4)	2019 YTD ROE (before dividends) = 17%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31
(in thousands except Earnings Per Share)

	1Q 2019	1Q 2018	Percent Change
Net Sales	$10,732	$10,887	(1.4%)
Gross Profit	6,773	6,922	(2.2%)
Operating Income	4,102	4,971	(17.5%)
Income Before Tax	4,137	5,008	(17.4%)
Net Income	3,139	4,092	(23.3%)
Earnings Per Share	$0.840	$1.092	(23.1%)
Shares Outstanding (diluted)	3,738	3,748

BALANCE SHEET

(in thousands)	(unaudited) MAR 31, 2019	(audited) DEC 31, 2018	(unaudited) MAR 31, 2018
Assets
Cash & Investments	$32,665	$51,112	$42,925
Accounts & Other Receivables, Net	4,910	3,955	4,209
Inventories	7,648	5,413	5,559
Other Current Assets	446	423	426
Total Current Assets	45,669	60,903	53,119
Property & Equipment, Net	10,679	10,359	11,781
Intangible Assets, Net	48,703	28,506	32,288
Total Assets	$105,051	$99,768	$97,188
Liabilities & Stockholders’ Equity
Accounts Payable	2,847	975	1,084
REPAT Tax Payable	85	85	503
Other Accrued Liabilities	4,111	4,200	3,533
Total Current Liabilities	7,043	5,260	5,120

Deferred Tax Liability – Intangibles	2,496	2,540	3,111
Long Term Lease Liability	405	0	0
Long Term REPAT Tax Payable	2,441	2,441	5,785
Deferred Income Taxes	491	535	486
Stockholders’ Equity	92,175	88,992	82,686
Total Liabilities & Stockholders’ Equity	$105,051	$99,768	$97,188